Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Second Quarter Fiscal 2016 Results

Results for the quarter in line with Company expectations; Announces new Strengthen, Diversify & Grow transformational strategy and a
$50 million share repurchase authorization

RACINE, WI, October 29, 2015 – Modine Manufacturing Company (NYSE: MOD) today reported results for the second quarter of fiscal year 2016.

Highlights

•	Net sales declined 2.3 percent on a constant currency basis
•	Adjusted operating income was $8.1 million and adjusted earnings per share were $0.04
•	Results reflect a non-cash charge of $39.2 million related to a voluntary pension lump sum payout
•	Reiterates full year earnings guidance
•	Announces new Strengthen, Diversify & Grow strategic transformation
•	Board of Directors authorizes $50 million share repurchase plan

“As expected, second quarter results were impacted by seasonally slow sales and challenging market conditions.  We continue to anticipate a much stronger second half of the fiscal year due to volume increases related to new program launches and increased heating season sales, positive results from our past restructuring actions and continued cost control efforts.  While our results continue to be impacted by unfavorable exchange rates and economic conditions in certain markets, we remain on track with our full year outlook,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “We are also excited about our new Strengthen, Diversify & Grow strategic transformation, which we announced in a separate press release today.  We expect this to guide the Company for the foreseeable future.  In addition, our board has authorized a new $50 million share repurchase program. We believe that with our strong competitive position, solid balance sheet and outlook, we can provide a return to our shareholders and make significant investments to grow and diversify our business for long-term shareholder value.”

Net sales for the second quarter were $334.0 million, compared to $377.3 million in the second quarter of the prior year, a decrease of 11.5 percent.  On a constant currency basis, net sales declined by 2.3 percent year-over-year with decreases in the Americas segment more than offsetting increases in all other segments.

Gross profit decreased $11.0 million during the second quarter, and gross margin declined 130 basis points to 13.7 percent, primarily due to $8.3 million of expenses related to the recent pension lump sum payments and $1.3 million of consulting charges related to our global procurement project.  Excluding the impact of the pension lump sum payments, second quarter gross margin increased 120 basis points year-over-year to 16.2 percent, primarily due to favorable material cost and strong performance in our Americas and Building HVAC segments.

Selling, general and administrative (SG&A) expenses increased $29.0 million.  SG&A expense includes $30.9 million of the non-cash charge associated with the pension lump sum payments.  Excluding the non-cash charge and $3.1 million of favorable currency impact, SG&A was up 2.5% from the prior year.

During the second quarter, the company recorded $1.0 million of restructuring expenses, primarily related to plant consolidation costs in the Americas segment.  In addition, the company recorded a non-cash charge of $39.2 million related to the pension lump sum payments.  The company offered this lump sum program to eligible former employees in an effort to reduce the size, risk, volatility and cost associated with the U.S. pension plans and succeeded in reducing the company’s projected benefit obligation by $69.2 million.

Operating loss was $32.1 million and net loss per share was $0.47 in the quarter.  Of this amount, $0.50 per share related to the pension lump sum program.  Excluding the restructuring expenses and the non-cash charge, the company reported adjusted operating income of $8.1 million, down $0.8 million from the prior year, primarily related to $1.2 million of unfavorable foreign exchange impacts and $1.3 million of global procurement project consulting costs, partially offset by cost reduction savings and performance.  Adjusted earnings per share of $0.04 were down $0.01 from the second quarter of the prior year.

Second Quarter Segment Review

•	Americas segment sales were $144.2 million compared with $170.8 million one year ago, a decrease of 15.6 percent. On a constant currency basis, sales decreased 11.0 percent compared with the prior year, with lower sales in both North America and Brazil. Sales in Brazil were down $12.7 million, with $7.8 million related to currency exchange and the remaining due to continued weak conditions in all end markets. North America sales were down 9.7 percent, primarily related to continued weakness in the off-highway markets and lower sales to commercial vehicle customers. Operating income decreased $0.4 million to $7.8 million compared with the prior year, due primarily to higher restructuring expenses versus the prior year, partially offset by favorable material costs, improved operating performance and savings from the closure of the McHenry facility. The company recorded $0.9 million of restructuring charges during the quarter relating to ongoing restructuring activities in the Americas segment.

•	Europe segment sales were $127.7 million compared with $146.4 million one year ago, a decrease of 12.8 percent. On a constant currency basis, sales increased 3.7 percent compared with the prior year. Increases in sales to automotive and commercial vehicle customers were partially offset by lower sales to off-highway customers. Operating income of $5.0 million was higher than the prior year by $0.4 million. Positive impacts from higher sales and lower material and restructuring costs were partially offset by an unfavorable exchange rate impact and volume-related manufacturing inefficiencies.

•	Asia segment sales were $18.1 million compared with $19.0 million one year ago, a decrease of 5.0 percent. On a constant currency basis, sales increased 1.1 percent compared with the prior year. Increased sales to automotive customers were offset by lower sales to off-highway customers. Operating loss of $1.2 million increased $0.5 million from the prior year. This increase was primarily the result of higher SG&A expenses related to compensation-related costs.

•	Building HVAC segment sales increased 7.5 percent to $48.8 million compared with $45.5 million one year ago. On a constant currency basis, sales grew 11.2 percent as compared with the prior year. This increase was primarily due to higher sales of heating and ventilation products in North America, where the market continues to be strong. Operating income of $3.9 million was up $0.7 million on higher sales volume and favorable sales mix.

Balance Sheet & Liquidity

Net debt was $85.8 million at September 30, 2015, an increase of $7.6 million from the end of fiscal 2015. Cash and cash equivalents at the end of the second quarter were $64.9 million.  Free cash flow was $18.5 million for the quarter.  The $12.8 million increase over the prior year was primarily related to working capital improvements.

Outlook

Based on current exchange rates and market outlook, Modine updates the following guidance for fiscal 2016:

•	Full fiscal year-over-year sales down 2 to 7 percent, or flat to up 5 percent on a constant currency basis;
•	Adjusted operating income of $65 million to $70 million, including approximately $4 million of negative year-over-year currency impacts; and
•	Adjusted earnings per share of $0.75 to $0.82.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, October 30, 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2016 second quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after October 30, 2015.  A call-in replay will be available through midnight on November 3, 2015, at 855.859.2056, (international replay 404.537.3406); Conference ID# 84031910.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after November 3, 2015.

About Modine

Modine, with fiscal 2015 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2015 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.  Other risks and uncertainties include, but are not limited to, the following: the overall health and price-down focus of Modine’s customers, particularly in light of remaining market challenges; the ability of the company to successfully implement its Strengthen, Diversify and Grow strategic transformation; uncertainties regarding the costs and benefits of Modine’s restructuring activities in our Americas and Europe segments, including the activities associated with the closure of Modine’s facility in Washington, Iowa; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with Airedale’s operations in temporary sites, timely, continued recovery of insurance proceeds, and disruptions associated with Airedale’s relocation into its rebuilt facility; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China and the remaining economic uncertainties in certain markets in Western Europe, Russia and North America; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  In addition, gross profit, gross margin, and SG&A expenses excluding the pension settlement loss are presented on page 7.  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges and restructuring related expenses and excluding certain other unusual or infrequently occurring gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring expenses.   This is a measure of cash generated from operations, excluding payments for restructuring expenses, during the period that is available for strategic capital decisions.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

			(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014
Net sales	$334.0	$377.3	$680.1	$769.8
Cost of sales (a)	288.3	320.6	577.4	645.4
Gross profit	45.7	56.7	102.7	124.4
Selling, general & administrative expenses (a)	76.8	47.8	119.6	90.6
Restructuring expenses	1.0	1.0	3.6	1.8
Operating (loss) income (a)	(32.1)	7.9	(20.5)	32.0
Interest expense	(2.7)	(3.0)	(5.5)	(6.1)
Other (expense) income - net	(0.1)	0.5	(0.1)	0.3
(Loss) earnings before income taxes	(34.9)	5.4	(26.1)	26.2
Benefit (provision) for income taxes	12.4	(3.4)	9.1	(10.1)
Net (loss) earnings	(22.5)	2.0	(17.0)	16.1
Net earnings attributable to noncontrolling interest	-	(0.3)	(0.4)	(0.7)
Net (loss) earnings attributable to Modine	$(22.5)	$1.7	$(17.4)	$15.4

Net (loss) earnings per share attributable to Modine shareholders - diluted:	$(0.47)	$0.04	$(0.37)	$0.32

Weighted-average shares outstanding - diluted:	47.4	47.7	47.4	47.7

(a)
During the second quarter of fiscal 2016, the Company recorded a pension settlement loss of $39.2 million within selling, general & administrative expenses ($30.9 million) and cost of sales ($8.3 million).

Condensed consolidated balance sheets (unaudited)

		(In millions)
	September 30, 2015	March 31, 2015
Assets
Cash and cash equivalents	$64.9	$70.5
Trade receivables	184.9	192.9
Inventories	113.1	107.7
Deferred income taxes	12.0	13.4
Other current assets	84.2	79.7
Total current assets	459.1	464.2
Property, plant and equipment - net	329.7	322.1
Deferred income taxes	106.6	102.7
Other noncurrent assets	46.9	42.6
Total assets	$942.3	$931.6

Liabilities and shareholders' equity
Debt due within one year	$20.6	$19.1
Accounts payable	149.5	152.0
Other current liabilities	140.1	140.1
Total current liabilities	310.2	311.2
Long-term debt	130.1	129.6
Other noncurrent liabilities	136.4	130.2
Total liabilities	576.7	571.0
Total equity	365.6	360.6
Total liabilities & equity	$942.3	$931.6

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)

	Six months ended September 30,
	2015	2014
Cash flows from operating activities:
Net (loss) earnings	$(17.0)	$16.1
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	24.7	26.5
Insurance proceeds from Airedale fire	1.9	7.3
Pension and postretirement expense	40.4	1.2
Deferred income taxes	(14.7)	2.8
Other - net	3.3	3.8
Net changes in operating assets and liabilities	(8.8)	(34.1)
Net cash provided by operating activities	29.8	23.6

Cash flows from investing activities:
Expenditures for property, plant and equipment	(30.2)	(29.2)
Insurance proceeds from Airedale fire	21.0	-
Costs to replace building and equipment damaged in Airedale fire	(28.1)	(3.1)
Other - net	0.3	(0.1)
Net cash used for investing activities	(37.0)	(32.4)

Cash flows from financing activities:
Net increase (decrease) in debt	2.3	(4.5)
Other - net	(1.5)	0.2
Net cash provided by (used for) financing activities	0.8	(4.3)

Effect of exchange rate changes on cash	0.8	(2.8)

Net decrease in cash and cash equivalents	(5.6)	(15.9)

Cash and cash equivalents - beginning of period	70.5	87.2

Cash and cash equivalents - end of period	$64.9	$71.3

Segment operating results (unaudited)

				(In millions)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014
Net sales:
Americas	$144.2	$170.8	$303.3	$347.6
Europe	127.7	146.4	258.9	305.0
Asia	18.1	19.0	37.4	39.8
Building HVAC	48.8	45.5	90.1	86.2
Segment total	338.8	381.7	689.7	778.6
Corporate and eliminations	(4.8)	(4.4)	(9.6)	(8.8)
Net sales	$334.0	$377.3	$680.1	$769.8

Operating income:
Americas (a)	$7.8	$8.2	$17.1	$24.1
Europe (a)	5.0	4.6	10.7	15.0
Asia	(1.2)	(0.7)	(0.8)	0.2
Building HVAC	3.9	3.2	6.0	6.4
Segment total	15.5	15.3	33.0	45.7
Corporate and eliminations (a)	(47.6)	(7.4)	(53.5)	(13.7)
Operating (loss) income	$(32.1)	$7.9	$(20.5)	$32.0

(a)	See the adjusted operating income reconciliation on the next page for information on the $39.2 million pension settlement loss and restructuring expenses.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

			(In millions, except per share amounts)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014
Operating (loss) income	$(32.1)	$7.9	$(20.5)	$32.0
Restructuring expenses - Americas (a)	0.9	0.2	3.6	0.7
Restructuring expenses - Europe (a)	0.1	0.8	-	1.1
Pension settlement loss (b)	39.2	-	39.2	-
Adjusted operating income	$8.1	$8.9	$22.3	$33.8

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.47)	$0.04	$(0.37)	$0.32
Restructuring expenses - Americas (a)	0.01	-	0.05	0.01
Restructuring expenses - Europe (a)	-	0.01	-	0.02
Pension settlement loss (b)	0.50	-	0.50	-
Adjusted earnings per share	$0.04	$0.05	$0.18	$0.35

Gross profit and SG&A expenses (unaudited)

			(In millions)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014
Gross profit	$45.7	$56.7	$102.7	$124.4
Pension settlement loss (b)	8.3	-	8.3	-
Gross profit excluding pension settlement loss	$54.0	$56.7	$111.0	$124.4

Net sales	$334.0	$377.3	$680.1	$769.8

Gross margin excluding pension settlement loss	16.2%	15.0%	16.3%	16.2%

SG&A expenses	$76.8	$47.8	$119.6	$90.6
Pension settlement loss (b)	30.9	-	30.9	-
SG&A expenses excluding pension settlement loss	$45.9	$47.8	$88.7	$90.6

(a)	Restructuring expenses primarily relate to employee severance, equipment transfer and plant consolidation costs.

(b)
The pension settlement loss relates to lump-sum payouts to certain U.S. pension plan participants, which effectively settled the Company's pension obligation to those participants, and represents the accelerated recognition of unamortized actuarial losses.  This settlement loss was recorded at corporate within selling, general & administrative expenses ($30.9 million) and cost of sales ($8.3 million).  The income tax benefit related to the pension settlement loss was $15.2 million.

Modine Manufacturing Company
Net debt (unaudited)

		(In millions)

	September 30, 2015	March 31, 2015
Debt due within one year	$20.6	$19.1
Long-term debt	130.1	129.6
Total debt	150.7	148.7

Less: cash and cash equivalents (a)	64.9	70.5
Net debt	$85.8	$78.2

(a)
Cash and cash equivalents as of September 30, 2015 and March 31, 2015, included $6.0 million and $13.1 million, respectively, of advances from the Company's insurance provider that remain to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)

			(In millions)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$29.9	$21.1	$29.8	$23.6
Expenditures for property, plant and equipment	(14.2)	(16.8)	(30.2)	(29.2)
Payments for restructuring expenses	2.8	1.4	5.9	3.8
Free cash flow	$18.5	$5.7	$5.5	$(1.8)

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com